UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 2, 2015

NAUGATUCK VALLEY FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54447	01-0969655
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

333 Church Street, Naugatuck, Connecticut	06770
(Address of principal executive offices)	(Zip Code)

(203) 720-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 3, 2015, Naugatuck Valley Financial Corporation, a Maryland corporation (the “Company”) and Liberty Bank, a Connecticut-chartered mutual savings bank (“Liberty”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Liberty will acquire the Company and its wholly-owned bank subsidiary, Naugatuck Valley Savings and Loan (the “Bank”).

Under the terms of the Merger Agreement, Liberty will acquire all of the Company’s outstanding common stock at a price of $11.00 per share in cash, resulting in a valuation of the acquisition of approximately $78 million. Each outstanding option to acquire shares of Company common stock will be canceled in exchange for a cash payment equal to the difference, if any, between $11.00 and the exercise price of the option. If the exercise price of an option exceeds $11.00, then such option will be cancelled without any payment. In addition, unvested restricted stock will vest in full upon the merger.

Following the merger of Liberty and the Company, the Bank will merge with and into Liberty pursuant to a bank merger agreement with Liberty being the surviving institution and the Bank’s branch offices will become branches of Liberty.

The Merger Agreement contains customary representations and warranties from the Company and Liberty, and each party has agreed to customary covenants, including, among others, covenants relating to (1) the conduct of the Company’s businesses during the interim period between the execution of the Merger Agreement and the closing of the merger, (2) the Company’s obligations to facilitate its stockholders’ consideration of, and voting upon, the Merger Agreement and the merger, (3) the recommendation by the board of directors of the Company in favor of approval of the Merger Agreement and the merger by its stockholders, and (4) the Company’s non-solicitation obligations relating to alternative business combination transactions.

Consummation of the merger is subject to certain conditions, including, among others, approval of the merger by the Company’s stockholders, the receipt of all required regulatory approvals and expiration of applicable waiting periods, accuracy of specified representations and warranties of each party, the performance in all material respects by each party of its obligations under the Merger Agreement, and the absence of any injunctions or other legal restraints.

The Merger Agreement contains termination rights which may be exercised by the Company or Liberty in specific circumstances, such as the following: required regulatory approval has been denied by final, non-appealable action of a governmental entity; the parties are unable to complete the Merger by April 30, 2016; the other party has committed a breach of a representation, warranty or covenant which would prevent a closing condition from being satisfied and the breach is not or cannot be cured within 30 days; or the Company’s stockholders failed to approve the Merger. In addition, the Company may terminate the Merger Agreement to enter into an alternative business combination transaction pursuant to a “superior proposal”, as defined by the Merger Agreement. If the Merger Agreement is terminated under certain circumstances, the Company will be required to pay Liberty a termination fee of $3.1 million.

In connection with the execution of the Merger Agreement, all of the directors of the Company entered into voting agreements with Liberty pursuant to which such individuals, in their capacities as stockholders, have agreed, among other things, to vote their respective Company common shares in favor of the approval of the Merger Agreement and the transactions contemplated thereby. The form of voting agreement is included in Exhibit 2.1 as an exhibit to the Merger Agreement and is incorporated herein by reference.

The foregoing summary of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such document, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On June 2, 2015, the Company received the non-objection of the Federal Reserve Bank of Boston regarding the appointment of Leonard M. Romaniello, Jr. and Julienne C. Cassarino, who were recently elected to serve as directors of the Company. The biographical information and certain other information regarding Mr. Romaniello and Ms. Cassarino is included in the Company’s proxy statement for the 2015 annual meeting of stockholders filed with the Securities and Exchange Commission (the “SEC”) on April 8, 2015. Mr. Romaniello and Ms. Cassarino will serve on the Audit Committee of the Board.

(e) On June 3, 2015, the Bank entered into change in control agreements (collectively, the “Agreements”) with Mark C. Foley and James Hastings in connection with their roles as executive officers of the Bank.

Under the terms of the Agreements, if a change in control (as defined in the Agreements) occurs during the term of the Agreements and within one year thereafter Messrs. Foley and Hastings are terminated involuntarily but without cause (as defined in the Agreements) or voluntarily terminate for good reason (as defined in the Agreements) the executives are entitled to a lump sum cash payment equal to one (1) times the executive’s then current base salary. In addition, the Agreements provide for continued medical, dental and life insurance coverage for the executive and his dependents at the Bank’s expense for a period of 12 months following termination of employment. The Agreements also provide that payments made and benefits afforded to the executives under the Agreements and otherwise will not exceed the limits set forth under Section 280G of the Internal Revenue Code of 1986, as amended.

The foregoing summary of the Agreements is not complete and is qualified in its entirety by reference to the complete text of such documents, which are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

On June 3, 2015 the Bank entered into an employment agreement (the “Employment Agreement”) with William C. Calderara in connection with his role as President and Chief Executive Officer of the Bank. The Employment Agreement replaces the employment agreement between the Bank and Mr. Calderara dated July 7, 2014.

Under the Employment Agreement Mr. Calderara will receive an annual base salary of $330,000. The executive’s salary will be subject to annual review. The Employment Agreement also addresses participation in incentive compensation and benefit plans, plans providing retirement, medical, dental, disability, and group life benefits and other fringe benefits.

The Employment Agreement has an initial term of twenty-four (24) months ending on June 3, 2017. On each anniversary of the Employment Agreement, the board of directors may extend the agreement for an additional year so that the remaining term is twenty-four (24) months, unless the Bank or executive elects not to extend the term of the agreement by giving written notice at least 30 days prior to the anniversary date of the agreement.

Under the Employment Agreement, if the executive’s employment is terminated for “cause,” as that term is defined in the agreement, Mr. Calderara will receive his base salary through the date on which the termination of employment becomes effective and reimbursement of expenses to which he is entitled when termination becomes effective. If Mr. Calderara is terminated without cause or voluntarily terminates with “good reason,” as that term is defined in the Employment Agreement, he will receive a lump sum amount, within ten (10) days of his termination, equal to the greater of the base salary that would have been paid to him for the remaining term of the Employment Agreement or the base salary that would have been paid to him for six (6) months. This lump sum payment will not be paid in the event that there is a payment under the employment agreement in connection with a change in control. In addition, the Bank shall continue to provide to Mr. Calderara, at its expense, medical, dental and life insurance benefits for Mr. Calderara and any of his dependents covered at the time of his termination until the first to occur of (i) Mr. Calderara’s return to employment with the Bank or another employer, (ii) Mr. Calderara’s attainment of age 65, (iii) Mr. Calderara’s death, or (iv) the end of the term remaining under the employment agreement when Mr. Calderara’s employment terminates or six (6) months, if the remaining term of the employment agreement is less than six (6) months.

If a “change in control,” as that term is defined in the Employment Agreement, occurs during the term of the Employment Agreement and, within one year thereafter, Mr. Calderara’s employment terminates involuntarily but without cause or if Mr. Calderara voluntarily terminates employment with good reason, he will receive a lump sum severance benefit equal to two (2) times his then current base salary. In addition, the Bank shall continue to provide to Mr. Calderara, at its expense, medical, dental and life insurance benefits for Mr. Calderara and any of his dependents covered at the time of his termination until the first to occur of (i) Mr. Calderara’s return to employment with the Bank or another employer, (ii) Mr. Calderara’s attainment of age 65, (iii) Mr. Calderara’s death, or (iv) the end of the term remaining under the Employment Agreement when Mr. Calderara’s employment terminates or twenty-four (24) months, if the remaining term of the Employment Agreement is less than six (6) months. In addition, for a period of twenty-four (24) months following Mr. Calderara’s termination of employment, the Bank shall pay or cause to be paid all membership dues relating to Mr. Calderara’s membership in The Country Club of Waterbury.

The foregoing summary of the Employment Agreement is not complete and is qualified in its entirety by reference to the complete text of such document, which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

On June 3, 2015 the Bank amended the Naugatuck Valley Financial Corporation and Naugatuck Valley Savings & Loan Deferred Compensation Plan for Directors (the “Deferred Compensation Plan”). The amendment deletes the provision providing for a payment in addition to the director’s deferred compensation balance upon a change of control, as defined in the Deferred Compensation Plan.

The foregoing summary of the amendment to the Deferred Compensation Plan is not complete and is qualified in its entirety by reference to the complete text of such document, which is attached hereto as Exhibit 10.4 and is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 3, 2015, the Board of Directors of the Company amended the Company’s Bylaws to include Article VI, Section 4 to provide for an exclusive forum for certain disputes. A copy of the amendment is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibit Number	Description

	2.1	Agreement and Plan of Merger dated June 3, 2015 by and between Liberty Bank and Naugatuck Valley Financial Corporation*

	3.1	Amendment to Bylaws of Naugatuck Valley Financial Corporation

	10.1	Change in Control Agreement by and between Naugatuck Valley Savings and Loan and Mark C. Foley

	10.2	Change in Control Agreement by and between Naugatuck Valley Savings and Loan and James Hastings

	10.3	Employment Agreement by and between Naugatuck Valley Savings and Loan and William C. Calderara

	10.4	Amendment to the Naugatuck Valley Financial Corporation and Naugatuck Valley Savings & Loan Deferred Compensation Plan for Directors

* Naugatuck Valley Financial Corporation has omitted schedules and similar attachments to the subject agreement pursuant to Item 601(b) of Regulation S-K. Naugatuck Valley Financial Corporation will furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NAUGATUCK VALLEY FINANCIAL CORPORATION

Date: June 3, 2015	By:	/s/ William C. Calderara
William C. Calderara
President and Chief Executive Officer